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                                                                     EXHIBIT 11

                           AFTERMARKET TECHNOLOGY CORP.

                        CALCULATION OF NET INCOME PER SHARE

                                               Three Months     Three Months (a)
                                                  Ended              Ended
                                                March 31,          March 31,
                                                   1997               1996
                                               ------------     ----------------
                                                        (Unaudited)

Income before extraordinary item               $  5,567,331       $  4,398,801

Extraordinary item - net of income tax            3,749,315                  -

                                               ------------     ----------------
Net income per statements of income            $  1,818,016       $  4,398,801
                                               ------------     ----------------
                                               ------------     ----------------


Shares:

Weighted average common shares outstanding       16,980,794         12,000,000

Net effect of stock options granted during
  the twelve months prior to the Company's
  filing of its initial public offering,
  calculated using the treasury stock method
  at an offering price of $13.50 per share
  (pro forma)                                             -            523,772

Net effect of stock options and warrants
  outstanding, excluding those discussed
  above, calculated using the treasury stock
  method at the average price for the period      2,282,597          1,036,443

Number of shares of common stock assumed
  to be issued in the Company's initial public
  offering whose net proceeds would be used
  to redeem the outstanding preferred stock
  including accrued dividends (pro forma)                 -          1,881,464

                                               ------------     ----------------
Total                                            19,263,391         15,441,679
                                               ------------     ----------------
                                               ------------     ----------------


Per share of common stock:
  Income before extraordinary item             $       0.29       $       0.28
  Extraordinary item, net of tax                      (0.20)                 -

                                               ------------     ----------------
Net income per share                                $  0.09       $       0.28
                                               ------------     ----------------
                                               ------------     ----------------

(a) The March 31, 1996 share data includes the pro forma effects of the Company's initial public offering.

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